CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - SEPTEMBER 2009
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (782,840.998 units) at August 31, 2009           $1,845,459,971
Additions of 0.000 units on September 30, 2009                                0
Redemptions of (17,628.891) units on September 30, 2009             (43,133,311)
Offering Costs                                                         (178,345)
Net Income (Loss) - September 2009                                   70,123,493
                                                                 --------------

Net Asset Value (765,212.107 units) at September 30, 2009        $1,872,271,808
                                                                 ==============

Net Asset Value per Unit at September 30, 2009                   $     2,446.74
                                                                 ==============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   39,110,534
    Change in unrealized                                            (18,885,739)
  Gains (losses) on forward and options on forward contracts:
    Realized                                                        (10,904,719)
    Change in unrealized                                             71,950,052
  Interest income                                                       581,230
                                                                 --------------

                                                                     81,851,358
                                                                 --------------

Expenses:
  Brokerage fee                                                      11,579,770
  Performance fee                                                             0
  Operating expenses                                                    148,095
                                                                 --------------

                                                                     11,727,865
                                                                 --------------

Net Income (Loss) - September 2009                               $   70,123,493
                                                                 ==============

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on September 30, 2009                   $    2,446.74

Net Asset Value per Unit on August 31, 2009                      $    2,357.39

Unit Value Monthly Gain (Loss) %                                          3.79%

Fund 2009 calendar YTD Gain (Loss) %                                     (6.96)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Strong Gains Posted From Currency And Equity Trading...

During the month of September, Campbell's technical and fundamental strategies both recorded healthy gains in the Foreign Exchange sector from short positions in the U.S. Dollar vs. most major currencies. Commodity-linked currencies were particularly profitable for Campbell, as both the Australian and New Zealand Dollars rose in value close to 5%.

Technical and fundamental signals were also effective in the Equities sector, where we benefited from primarily long positions across global stock indices. With the exception of Japan, global equities moved higher by 2 - 3% during the month on healthy M&A activity, as well as favorable signs of a manufacturing rebound and consumer spending renewal.

Results were mixed in Fixed Income trading as gains earned from short-term rates were largely offset by losses on the long end of the curve. Commodities trading resulted in marginal losses overall, primarily due to short positions in natural gas. The price of natural gas rallied over 20% during the month as a result of significant short covering in the market despite record storage levels.

The road to global economic recovery continues to be unpredictable and quite bumpy as we travel it. We remain committed to maintaining a healthy yet sensible risk appetite in our efforts to generate positive investment performance that provides healthy diversification to your overall portfolio.

As always, please do not hesitate to call with questions

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.